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MANUFACTURERS'
SERVICES LTD.

                                      September 27, 1995

PRIVATE AND CONFIDENTIAL

Mr. Rodolfo Archbold
518 Tumbling Hawk
Acton, MA 01718

Dear Rodolfo:

      I am pleased to offer you an executive position with Manufacturers' Services Limited ("MSL") on the following terms and conditions:

      1. Your title will be Vice President of Technology, and you will report directly to me. It is anticipated that your position will require substantial travel.

      2. Your compensation will consist of the following:

            (a) Base Salary at the annual rate of $125,000 payable in accordance with MSL's payroll practices and procedures.

            (b) Incentive compensation consisting of (i) a Target Bonus paid quarterly at a rate of up to 40% of Base Salary, plus (ii) a Super Achievement Bonus paid annually at a rate of up to 40% of Base Salary. The Target Bonus and Super Achievement Bonus will be based, respectively, on achieving or exceeding mutually agreed to goals and objectives for MSL and for your individual performance. Your performance against the agreed to goals and objectives will be reviewed, at least quarterly, on an on-going basis.

200 BAKER AVENUE
CONCORD, MASSACHUSETTS USA
01742-2121

508.287.5630
FAX 508.287.5635

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            (c) Stock options pursuant to a stock option plan. MSL's Board of Directors has approved the granting of stock options as compensation, and a specific plan is now being drafted for final Board approval. Options granted will vest over a four-year period with 50% of the options in any grant vesting ratably based on time and 50% vesting based on performance. You will be eligible to participate in this plan and receive options on terms and conditions that are comparable to those for executives in positions similar in rank and compensation to yours with your level of participation based on: (1) the specific terms and conditions of the plan; (2) approval of the Compensation Committee of MSL's Board of Directors; (3) your performance as a manager of MSL; and (4) your achievement of mutually agreed to corporate and personal goals and objectives. Initially, you will be granted options on 20,000 shares of MSL stock when the equity investment of MSL's institutional investors reaches a pre-agreed level, which we anticipate will occur shortly. Thereafter, you will be eligible to receive additional options annually according to the foregoing criteria and subject to the terms of the stock option plan.

      3. In addition to the compensation set forth above, you will be eligible to receive health and life insurance and other employee benefits in accordance with the terms and conditions of the respective company benefit and other plans/policies in force and effect, which may be changed, expanded or diminished from time to time, during the course of your employment by MSL.

      4. As a condition of your employment by MSL, on your date of hire you agree to sign MSL's Agreement with Respect to Confidential Information and Inventions and Non-Competition.

      5. Under the Immigration Reform And Control Act of 1986, employers are required to verify employment eligibility of all new employees. Upon joining MSL, you will be asked to complete I.N.S. Form I-9 (Employment Eligibility Verification) and to provide, for our review: (i) a driver's license or other official photograph identification card, and (ii) an original Social Security card, birth certificate, Unites States passport, Certificate of Naturalization or Citizenship, or Alien Registration Card with employment authorization and photograph.

      6. By signing this offer letter, you represent that you are not subject to any restrictions (including, without limitation, any restrictions in connection with any previous employment) that prevent you from accepting this offer of employment or that materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect) your ability to fulfill your responsibilities as an employee of MSL.

      7. Your employment will be on an at-will basis, and either you or MSL may terminate your employment, at any time, with or without cause.

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      8. The foregoing terms and conditions supersede any prior discussions related to your employment by MSL. Please acknowledge your acceptance of these terms and conditions by signing, dating and returning to me the enclosed duplicate original of this offer letter.

      Rodolfo, I want to take this opportunity to say that we look forward to your joining MSL's management team, and we believe that you will make a significant contribution to MSL's growth.

                                      Very truly yours,

                                      MANUFACTURERS' SERVICES LIMITED


                                      By: ______________________________________
                                          Robert J. Graham
                                          Executive Vice President and COO


Accepted and Agreed:


________________________________
Rodolfo Archbold

Dated:____________, 1995


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